Exhibit 99.1

Contacts:	Eileen Rivera	Stephen Miles
	Vangent, Inc.	O’Keeffe &Company, Inc.
	(703) 284-5674	(703) 883-9000 ext. 136
	eileen.rivera@vangent.com	smiles@okco.com

Vangent Names Jim Reagan as Senior Vice President and Chief Financial Officer

Accomplished Senior Executive and Chief Financial Officer Brings More Than 25 Years of Highly Successful Leadership Experience to Vangent

ARLINGTON, Va., September 8, 2008 – Vangent, Inc., a leading global provider of information management and strategic business process outsourcing solutions, has appointed Jim Reagan as Senior Vice President and Chief Financial Officer (CFO).  Reagan brings a broad base of financial experience to Vangent, including a successful record of accomplishment in developing and leading profitable, high-performance teams.  As Senior Vice President and CFO, Reagan will be responsible for leading Vangent’s finance, contracting, pricing and SOX-compliance activities.

 “Vangent will greatly benefit from Jim Reagan’s extensive financial experience as a public company Chief Financial Officer,” said Mac Curtis, President and CEO, Vangent, Inc. “He is an energetic leader with a solid reputation who will bring new perspectives and depth to our leadership team at a pivotal time in our company’s history and growth.”

From March 2005 until this year, Reagan served as Executive Vice President and CFO of Deltek, Inc.  In that role, he raised $162 million as the leader of the company’s initial public offering.  His leadership also effectively transformed the company to a SOX-compliant organization.

Prior to Deltek, Reagan served as Executive Vice President and CFO of Aspect Communications in San Jose, CA and American Management Systems, where he was responsible for all financial functions including compliance, treasury, and investor relations.  Reagan also spent a number of years in senior finance positions at Nextel Communications, MCI Communications, ICF Kaiser International, and the Rouse Company.

Reagan holds a Master of Business Administration from Loyola College in Baltimore and received his bachelor’s degree in business administration from the College of William and Mary.  In addition, Reagan is a Certified Public Accountant.

Vangent tops the list of companies in Washington Technology’s 2007 list of companies in the IT Services industry sector and is #57 on Washington Technology’s list of Top 100 Federal Government Prime Contactors.  Vangent is ranked #15 on Federal Times’ list of Top 100 Professional Services Contractors.

About Vangent, Inc.

Vangent, Inc. is a global provider of consulting, systems integration, human capital management, and strategic business process outsourcing services to the U.S. Federal and international governments, higher education institutions, and corporations.  Vangent’s 6,100 employees support clients including the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, and Labor; and the U.S. Office of Personnel Management, as well as Fortune 500 companies.  Headquartered in Arlington, Virginia, the company has offices throughout the U.S. and in the U.K., Canada, Mexico, Venezuela, and Argentina.  For more information, visit www.vangent.com.

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